AMENDED AND RESTATED
CONSULTANT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT is by and between John B. Elliot, with a business address at Berrymoss, Roffey Park, Forest Road, Colgate, Horsham, West Sussex, RH124TD, England (hereinafter referred to as "Consultant") and PRWT Services, Inc., a Pennsylvania Corporation (hereinafter referred to as "PRWT") having a place of business at 1835 Market Street, Philadelphia, PA 19103.

WITNESSETH:

WHEREAS, PRWT, through its wholly-owned subsidiary Cherokee Pharmaceuticals LLC, a Pennsylvania limited liability company (hereinafter referred to as "Cherokee") owns and operates a pharmaceutical manufacturing facility located in Riverside, Pennsylvania (hereinafter referred to as the "Riverside Facility"), which it acquired from Merck & Co. Inc. ("Merck") on January 1, 2008; and

WHEREAS, Consultant, an experienced executive in the pharmaceutical industry, provided strategic advice to PRWT during the acquisition of the Riverside Facility and has provided executive leadership during the last nine months that Cherokee has operated the Riverside Facility; and

WHEREAS, the Parties desire to Amend and Restate and hereby terminate the Consultant Agreement between the parties dated April 1, 2007, and to appoint Consultant as President of Cherokee, Chairman of the Cherokee Board of Directors (hereinafter referred to as the "Cherokee Board"), a member of the Board of Directors of PRWT, (hereinafter referred to as the "PRWT Board") and Consultant desires to accept those appointments consistent with Section 7 herein.

NOW, THEREFORE, in consideration of the conditions and mutual covenants hereinafter contained, the parties hereto intending to be legally bound hereby agree as follows:

SECTION I - SERVICES

a) Consultant shall serve as President of Cherokee, Chairman of the Cherokee Board, and at such time as the PRWT Board is expanded as a member of the PRWT Board. In those leadership positions Consultant shall use his knowledge, expertise, and independent judgment to finalize all outstanding issues relating to Cherokee's acquisition of the Cherokee Facility from Merck and to manage the successful entree of Cherokee as a manufacturer of Active Pharmaceutical Ingredients ("API") into the pharmaceutical industry and as a participant in other related businesses and industries.

b) Consultant shall have all of the duties and responsibilities normally associated with the positions of President of a company and Chairman of its Board of Directors as are set forth in the corporate laws of the Commonwealth of Pennsylvania. PRWT and Cherokee shall provide the Consultant with office space at PRWT's corporate headquarters and at the Riverside Facility. The Consultant in the performance of his services pursuant to this Agreement shall report to Harold T. Epps, President of PRWT (hereinafter referred to as the "President"). Consultant hereby acknowledges that the President has the absolute right and authority to reasonably amend the services of Consultant during the term of this Agreement consistent with the positions held by the Consultant.

c) As President of Cherokee and Chairman of the Cherokee Board, Consultant shall provide the overall strategic, financial, administrative, business development and marketing leadership required to pursue the following PRWT and Cherokee short, medium and long-term goals, which goals may be amended in writing from time to time during the term of this Agreement by PRWT and Cherokee:

1. Competently and professionally transition the Riverside Facility into an independent operation and world-class strategic supply partner for Merck and future customers.

2. Satisfy all appropriate regulatory authorities of Cherokee's ability to manufacture products and operate the Riverside Facility in accordance with all state, local and federal laws, rules and regulations.

3 Maintain superior operating systems, performance standards and aggressive efficiency and productivity targets in the operation of the Cherokee Facility.

4. Develop the stand-alone organizational competencies required to replace Merck's shared services;

5. Develop the strategic alliances and new customers necessary to position Cherokee to grow the business profitably and become an innovative leader in the industry;

6. Work with PRWT during the term of this Agreement to recruit Consultant's successor as President of Cherokee and thereafter manage the successful transfer of operational and management responsibility for Cherokee to the new president once he/she is appointed; and

7. Work aggressively to sustain and build upon the Cherokee customer relationship with Merck and develop an expanded customer base.

d) As a member of the PRWT Board Consultant shall have all of the duties and fiduciary responsibility associated with membership on the PRWT Board and all issues related to his service on the PRWT Board, including compensation, committee assignments and leadership, shall be determined by the PRWT Board consistent with the treatment of all other directors, both affiliated and independent. Consultant shall be fully committed and dedicated to the mission of PRWT, as defined by the PRWT Board, and to the adoption of the fiduciary and management policies required to achieve that mission.

SECTION 2 - SCHEDULE

a) The parties hereto acknowledge and agree that Consultant's work for PRWT and Cherokee will require approximately forty (40) weeks of Consultant's time, in total, during each Contract Year. ("Contract Year" is defined in Section 6 of this Agreement). The parties agree to cooperate to alleviate scheduling conflicts. The foregoing notwithstanding Consultant hereby acknowledges that his primary professional responsibility is to PRWT and Cherokee, and he hereby agrees that he shall make a maximum effort to resolve all scheduling conflicts to respond to the priority needs of PRWT and Cherokee, including but not limited to being available within the United States.

b) During the Term of this Agreement, Consultant may provide services to other domestic and foreign clients, provided the work for those clients does not interfere with, nor compromise the confidentiality, viability, or effectiveness of the services Consultant provides to PRWT and Cherokee pursuant to this Agreement.

c) Consultant shall be responsible for the accuracy and adequacy of all work products that results from the services furnished pursuant to this Agreement.

SECTION 3 - COMPENSATION

a) Payment to Consultant for the performance of Consultant's services pursuant to this Agreement shall be at the rate of Thirty-Seven Thousand Five Hundred Dollars and no cents ($37,500.00) per month, payable monthly immediately upon receipt of Consultant's invoice during the Initial Term of this Agreement. Consultant's performance shall be reviewed annually by the President and the PRWT Board or committee of the Board responsible for reviewing performance and determining the compensation of the President of Cherokee, and the Chairman of the Cherokee Board. Each such review shall be conducted consistently with and based upon performance standards established for the purpose of evaluating Consultant's performance of the duties and responsibilities assigned to him pursuant to this Agreement. Based upon the results of each annual performance review and the financial condition of PRWT, Consultant may receive additional compensation for the then just completed year in the form of an annual performance-based bonus up to 100% of his then annual consulting fee. The amount of the annual performance based bonus, if any, shall be determined in the sole discretion of the President and the PRWT Board. Any annual performance based bonus awarded to Consultant shall be payable to Consultant in accordance with the standard bonus payment practices of PRWT in effect from time to time.

PRWT shall reimburse Consultant for all reasonable and routine business expenses incurred by Consultant in the performance of his services pursuant to this Agreement, which expenses shall be set forth on Consultant's monthly invoice and shall be approved by the President. No expenses incurred by Consultant shall be reimbursed without proper documentation.

b) All compensation shall be paid solely by check or bank transfer to the order of Consultant at the address set forth in this Agreement or such other address as Consultant specifies in writing. No payment shall be made in cash or other bearer instrument, except pursuant to an assignment approved in writing by PRWT's General Counsel, to any person, firm or corporation other than Consultant.

c) If during the term of this Agreement PRWT adopts a stock participation program for the benefit of its employees and other individuals who have contributed to the success and growth of PRWT, Consultant will be eligible to participate in that program and PRWT hereby acknowledges and agrees that in recognition of the important contributions Consultant has made to the organization and operation of the Riverside Facility, Consultant shall be granted an equity position in PRWT as part of the first grants made pursuant to the program adopted and thereafter will be eligible to receive future grants of equity as a participant in the program. The number of shares of PRWT Common Stock to be authorized and the terms and conditions defining any such grants shall be based upon the recommendation of the Chairman of the PRWT Board with the approval of the PRWT Board of Directors.

d) In addition to the routine expenses referred to in Section 3(a) above, the expenses incurred by Consultant for travel and subsistence while working on behalf of PRWT or Cherokee and for goods and services purchased on PRWT or Cherokee's behalf (including but not limited to the production costs of reports and other documentation), shall be fully reimbursed by PRWT. Regarding the Consultant's travel expenses, the following policies shall apply: (a) First-Class rail outside of London; (b) Standard-Class rail in London; (c) Economy-Class air travel within the United Kingdom; (d) Club-Class or the equivalent for overseas air travel; and (e) Car mileage at the pre-notified rate (currently 50p per mile). As an estimate (rather than a limitation), the parties agree that Consultant will need to make approximately twelve (12) trans-Atlantic trips per Contract Year to fulfill Consultant's obligations pursuant to this Agreement to PRWT and Cherokee. All such expenses shall be billed, where appropriate, directly to PRWT or Cherokee, and all other expenses shall be invoiced by Consultant to

PRWT or Cherokee for payment in accordance with the terms and conditions of this Agreement. All such expenses or expense categories shall be approved by the President.

SECTION 4 - ADHERENCE TO SECURITY REQUIREMENT

As a condition of this Agreement, Consultant hereby agrees to comply with all security requirements made known to Consultant by PRWT, Cherokee or their customers.

SECTION 5 - CONFIDENTIAL INFORMATION

Consultant agrees that all services to be performed by Consultant pursuant to this Agreement will be performed exclusively for PRWT and Cherokee and that during and after the term of this Agreement, Consultant shall not use or disclose any PRWT or Cherokee confidential information or information relative to efforts undertaken pursuant to this Agreement to any other party without the prior written consent of PRWT and/or Cherokee.

SECTION 5 - RELIEF OF LIABILITY

a) In consideration of PRWT's execution of this Agreement and the payment of compensation pursuant to the terms and conditions of this Agreement, Consultant, on behalf of himself, his heirs, executors, administrators, and assigns, hereby agrees to indemnify and forever hold PRWT and Cherokee harmless from and against any and all claims or rights of action against PRWT and Cherokee for Consultant's injury, death, or damage to Consultant's personal property resulting from, and arising out of, or in any way connected with the performance of the services to be provided pursuant to this Agreement, excepting therefrom Consultant's injury, death, or personal property damage incurred as a result of PRWT or Cherokee's gross negligence or willful misconduct. Consultant's liability hereunder (whether in contract, tort, negligence, strict liability, or by statute or otherwise) to PRWT, Cherokee and any third party concerning the performance, non-performance, or otherwise related to this

Agreement shall in the aggregate be limited to the amount of the Compensation delineated in Section 2 of this Agreement for the services giving rise to the claim.

b) IN NO EVENT SHALL CONSULTANT BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, SPECIAL, EXEMPLARY, OR INDIRECT DAMAGES OR EXPENSES (INCLUDING LOST PROFITS OR SAVINGS), EVEN IF CONSULTANT IS ADVISED OF THE POSSIBILITY OF THE OCCURRENCE OF SUCH DAMAGES.

c) Consultant specifically disclaims any representation, warranty, or claim related to the accuracy or completeness of any recommendations, assessments, or analysis made by Consultant with respect to the future operation or conduct of the Business by PRWT or its affiliates; and Consultant shall have no liability with respect to any of the foregoing.

SECTION 7 - TERM OF AGREEMENT

This Agreement shall commence on November 1, 2008, and shall continue through June 30, 2010 (hereinafter referred to as the "Initial Term") unless terminated by either party hereto upon one hundred eighty (180) days prior written notice to the other. The only exception herein is the Board of Directors of PRWT acting through its Chairman retains the exclusive right to terminate Consultant's membership on the PRWT Board of Directors at any time. The period from January 1st of one year through December 31st of that year shall be called a "Contract Year."

At the end of the Initial Term and provided that neither party has terminated the Agreement, PRWT and Consultant hereby mutually agree to amend and extend this Agreement for three (3) additional years, beginning July 1, 2010 and ending on June 30, 2013 (hereinafter referred to as the "Extended Term") as follows:

(i) Consultant, if he still holds the position, shall resign from the position of President of Cherokee;

(ii) Consultant shall remain in the position of Chairman of the Cherokee Board,

(iii) Consultant, if he still holds the position, shall retain membership on the PRWT Board subject to the authority granted to the Chairman of the PRWT Board of Directors hereinabove in this Section 7, and

(iv) Consultant's compensation during the Extended Term, other than pursuant to Section 1(d), if any, shall be determined by the PRWT Board.

PRWT retains the right to terminate this Agreement at any time during the Extended Term by giving Consultant sixty (60) days written notice before the end of the then current term. Upon termination of this Agreement, PRWT shall have no further obligations to Consultant. Further, if this Agreement is not terminated at the end of the Initial Term, or at any time during the Extended Term, then this Agreement shall terminate as of June 30, 2013 without any further action required by PRWT. For purposes of this Agreement, all references to Term shall be read to include the Extended Term, where appropriate.

PRWT may terminate this Agreement immediately upon the death of Consultant; either party may terminate the Agreement immediately for cause; and both parties may terminate this Agreement by mutual written agreement. Notwithstanding any early termination of this Agreement, the confidentiality and non-competition provisions of this Agreement shall survive its termination or expiration.

SECTION 8 - SPECIAL COVENANTS AND REPRESENTATIONS OF CONSULTANT

Consultant hereby covenants and agrees to be bound by the following representations in connection with performance under this Agreement:

a) Consultant shall act solely as an independent Contractor, not as an employee or agent of PRWT or Cherokee, and shall not, unless specifically authorized in writing by PRWT or Cherokee, create obligations of PRWT or Cherokee to third parties, other than as Consultant is authorized to do in his role as President of Cherokee or Chairman of the Cherokee Board.

b) Consultant represents that he has made full disclosure of each instance where he or any of his employees, or members of his firm, is currently providing to a supplier, customer, or competitor of PRWT or Cherokee services similar to those provided pursuant to this Agreement. Consultant further agrees to make disclosure to PRWT or Cherokee prior to entering into any such arrangement in the future.

c) Consultant represents and certifies that it is not presently listed by any Federal agency as debarred, suspended, or proposed for debarment from any Federal contract activity. If during the term of this Agreement this information changes, Consultant shall notify PRWT or Cherokee without delay. Such notices shall contain all relevant particulars of any debarment, suspension, or proposed debarment.

d) Consultant hereby acknowledges that he is a foreign national and that as such he represents that he shall comply with all of the laws, rules and regulations that apply to him as a foreign national; that he is knowledgeable of the current laws, rules and regulations that are in effect, and that upon execution of this Agreement he is in compliance with each of those laws, rules and regulations.

e) Consultant agrees to give prompt written notice to PRWT or Cherokee in the event that, at any time during the term of this Agreement, the representations set forth in

this Section 8 are no longer accurate. In the event PRWT or Cherokee verifies that any representation set forth in this Section 8 is no longer true and accurate, PRWT may, notwithstanding any other provision of this Agreement, terminate this Agreement upon written notice, effective the date of such notice or the date on which said representations were untrue and inaccurate and Consultant shall not be entitled to receive any further compensation whatsoever in connection with this Agreement.

SECTION 9 - NO ASSIGNMENT

Consultant agrees that neither this Agreement nor any monies due or to become due hereunder may be assigned, in whole or in part, by Consultant, nor may Consultant appoint any agent or representative to act for him under this Agreement, without the prior written consent of PRWT, which consent shall be granted only upon the approval of PRWT's General Counsel. PRWT may assign this Agreement and the rights and responsibilities attendant thereto, to a third party, provided PRWT (a) guarantees the performance of this Agreement, and (b) takes reasonable measures to ensure that the assignee agrees to honor all of the terms and conditions of the Agreement.

SECTION 10 - INTERPRETATION: ENTIRE AGREEMENT; AMENDMENT

This Agreement, together with all amendments hereto; (a) shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its rules with respect to conflicts of laws; (b) constitutes the entire understanding of the parties concerning the subject matter hereof; (c) may be altered or amended only in writing signed by both parties concurrently with or subsequent to the date of this Agreement; and (d) supersedes all prior written or oral understandings or agreements of the parties (including predecessors or assigns) concerning the subject matter hereof. Consultant agrees not to institute or cause others to institute litigation or proceedings pertaining to this Agreement outside of the continental United States.

SECTION 11 - NOTICES

Any formal notice required to be given by either party to the other shall be sent by certified mail, postage prepaid and addressed as follows:

To PRWT:	Harold T. Epps President and CEO PRWT Services, Inc. 1835 Market Street, Suite 800 Philadelphia, PA 19103
To Consultant:	John B. Elliot Berrymoss Roffey Park Forest Road Colgate Horsham West Sussex RH124TD England

The date upon which such notice is received by the other party shall be the official date of such notice. All other matters of routine nature, and which do not have contractual significance, may be delivered in any other customary manner.

SECTION 12 - NON-APPLICABLE EMPLOYEE BENEFITS

It is understood and agreed that the amounts set forth in Section 2 of this Agreement constitute the total compensation to be paid to Consultant hereunder and that no other benefits of any nature shall accrue as a result of the performance of services by Consultant.

SECTION 13 - INVALIDITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date written below.

CONSULTANT:	PRWT Services, Inc.
By: ________________	By: ________________
Witness: ________________	Title: Pres. + CEO
Date: 16th Jan 2001	Date: 16 Jan 2001